Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
AutoNation, Inc.:
We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of AutoNation, Inc.

•	Form S-4 Registration No. 333-41505 and 333-17915; and

•
Form S-8 Registration No. 333-216482, 333-214308, 333-195706, 333-175830, 333-170737, 333-150756, 333-143250, 333-130019, 333-81888, 333-90819, 333-56967, 333-42891, 333-29265, 333-20669, 333-19453, 033-93742, and 333-07623

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for revenues and related costs for the year ended December 31, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP
Fort Lauderdale, Florida
February 22, 2019